Exhibit 99.3

Select Medical Holdings Corporation

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information and related notes present the historical consolidated financial information of Select Medical Holdings Corporation (“Holdings”) and Select Medical Corporation (“Select,” herein Holdings and Select are referred to collectively as the “Company,” “we,” “us,” and “our”) and Concentra Inc. (“Concentra”) after giving effect to the acquisition of Concentra on June 1, 2015. The unaudited pro forma combined financial information gives effect to the acquisition of Concentra based on the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 combine our historical consolidated statements of operations with Concentra’s historical combined statements of operations, and have been prepared as if the acquisition occurred on January 1, 2014. The historical financial information is adjusted in the unaudited pro forma consolidated statements of operations to give effect to pro forma events that are (1) directly attributable to the acquisition of Concentra, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The acquisition of Concentra is reflected in our most recent unaudited balance sheet, dated June 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on August 6, 2015, and as such is not included in this presentation of unaudited pro forma combined financial information.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma combined financial information are based upon preliminary estimates, which are subject to change during the measurement period as we finalize the valuation of the net tangible and intangible assets acquired and complete the working capital adjustment process provided for under the purchase agreement.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in the periods following the acquisition may differ significantly from those reflected in these unaudited pro forma combined financial information for a number of reasons, including, but not limited to, cost savings, synergies from operating efficiencies, and the effect of incremental costs incurred to integrate the two companies.

The unaudited pro forma combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015. The unaudited pro forma combined financial information should also be read in conjunction with the historical financial statements of Concentra for the year ended December 31, 2014 and the historical unaudited financial statements of Concentra for the three month period ended March 31, 2015, both of which are contained in this Form 8-K/A.

Select Medical Holdings Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share amounts)

	Historical
		Concentra
	Select Medical Holdings	Business of	Pro Forma		Pro Forma
	Corporation	Humana Inc.	Adjustments		Combined

Net operating revenues	$3,065,017	$998,201	$—		$4,063,218

Costs and expenses:
Cost of services	2,582,340	826,326	76,094	(a) (b) (c) (d)	3,484,760
General and administrative	85,247	125,990	(125,990)	(a)	85,247
Bad debt expense	44,600	—	16,379	(b)	60,979
Depreciation and amortization	68,354	16,889	31,184	(c) (e)	116,427
Total costs and expenses	2,780,541	969,205	(2,333)		3,747,413

Income from operations	284,476	28,996	2,333		315,805

Other income and expense:
Loss on early retirement of debt	(2,277)	—	—		(2,277)
Equity in earnings of unconsolidated subsidiaries	7,044	—	—		7,044
Interest expense	(85,446)	—	(48,083)	(f)	(133,529)

Income (loss) before income taxes	203,797	28,996	(45,750)		187,043
Income tax expense (benefit)	75,622	4,278	(12,426)	(g)	67,474

Net income (loss)	128,175	24,718	(33,324)		119,569

Less: Net income (loss) attributable to non-controlling interests	7,548	4,716	(3,989)	(h)	8,275
Net income (loss) attributable to Select Medical Holdings Corporation	$120,627	$20,002	$(29,335)		$111,294

Income per common share:
Basic	$0.91				$0.84
Diluted	$0.91				$0.84

Weighted average shares outstanding:
Basic	129,026				129,026
Diluted	129,465				129,465

Select Medical Holdings Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Three Months ended March 31, 2015

(in thousands, except per share amounts)

	Historical
		Concentra
	Select Medical Holdings	Business of	Pro Forma		Pro Forma
	Corporation	Humana Inc.	Adjustments		Combined

Net operating revenues	$795,343	$245,989	$—		$1,041,332

Costs and expenses:
Cost of services	664,385	204,989	14,859	(a) (b) (c) (d)	884,233
General and administrative	21,675	29,158	(29,158)	(a)	21,675
Bad debt expense	12,670	—	5,005	(b)	17,675
Depreciation and amortization	17,348	4,158	8,756	(c) (e)	30,262
Total costs and expenses	716,078	238,305	(538)		953,845

Income from operations	79,265	7,684	538		87,487

Other income and expense:
Equity in earnings of unconsolidated subsidiaries	2,592	—	—		2,592
Interest expense	(21,388)	—	(11,963)	(f)	(33,351)

Income (loss) before income taxes	60,469	7,684	(11,425)		56,728
Income tax expense (benefit)	23,184	2,899	(4,679)	(g)	21,404

Net income (loss)	37,285	4,785	(6,746)		35,324

Less: Net income (loss) attributable to non-controlling interests	2,222	891	(781)	(h)	2,332
Net income (loss) attributable to Select Medical Holdings Corporation	$35,063	$3,894	$(5,965)		$32,992

Income per common share:
Basic	$0.27				$0.25
Diluted	$0.27				$0.25

Weighted average shares outstanding:
Basic	127,565				127,565
Diluted	127,872				127,872

1.   Basis of Pro Forma Presentation

The unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 combine our historical consolidated statements of operations with the Concentra Business of Humana Inc.’s historical combined statements of operations, and have been prepared as if the acquisition occurred on January 1, 2014. The financial information for the Concentra Business of Humana Inc. are carve-out combined financial statements prepared using accounting principles generally accepted in the United States of America, and represent the subsidiaries of Humana Inc. acquired as part of the acquisition of Concentra on June 1, 2015. The historical financial information is adjusted in the unaudited pro forma combined statements of operations to give effect to pro forma events that are (1) directly attributable to the acquisition of Concentra, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The acquisition of Concentra is reflected in our most recent unaudited balance sheet, dated June 30, 2015, filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 on August 6, 2015.

The Concentra acquisition is being accounted for under the provisions of Accounting Standards Codification 805, Business Combinations. The Company will allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The Company is in the process of completing its assessment of fair values for identifiable tangible and intangible assets, and liabilities assumed; therefore, the values set forth below are subject to adjustment during the measurement period for such activities as estimating useful lives of long-lived assets and finite lived intangibles and completing assessments of fair values by obtaining appraisals. The amount of these potential adjustments could be significant.

The pro forma adjustments described below were developed based on management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of Concentra based on preliminary estimates of fair value.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations.

The unaudited pro forma combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions, or other restructurings that could result from the acquisition. Furthermore, the results are not inclusive of acquisition costs directly attributable to the Concentra acquisition, as they are not expenses with a continuing impact and determined to be one-time expenses.

2.   Preliminary Purchase Consideration and Related Allocation

The following table summarizes the preliminary allocation of the purchase price to the fair value of identifiable assets acquired and liabilities assumed, in accordance with the acquisition method of accounting (in thousands):

Cash and cash equivalents	$3,772
Identifiable tangible assets, excluding cash and cash equivalents	389,782
Identifiable intangible assets	190,000
Goodwill	702,023
Total assets	1,285,577

Total current liabilities	91,557
Total non-current liabilities	112,601
Non-controlling interests	32,336
Total liabilities	236,494

Net assets acquired	1,049,083
Cash and cash equivalents acquired	(3,772)
Net cash paid	$1,045,311

The purchase price allocation is reflected in our most recent unaudited balance sheet dated June 30, 2015, filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 on August 6, 2015.

3.   Reclassifications and Pro Forma Adjustments

There were a number of reclassifications made to the presentation of Concentra’s historical information in order to conform to Select’s accounting policy and presentation. These reclassifications are as follows:

a)             Historical general and administrative expenses of Concentra have been reclassified as cost of services. The reclassifications were approximately $123.5 million and approximately $28.5 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

b)             Historical bad debt expense of Concentra has been reclassified from cost of services to a separate line on the statements of operations. The reclassifications were approximately $16.4 million and approximately $5.0 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

c)              Historical depreciation and amortization expense of Concentra has been reclassified from cost of services and general and administrative expenses to depreciation and amortization expense. For the year ended December 31, 2014 the impacts were approximately $32.9 million and approximately $2.5 million to cost of services and general and administrative expenses, respectively. For the three months ended March 31, 2015 the impacts were approximately $9.1 million and approximately $0.7 million to cost of services and general and administrative expenses, respectively.

The pro forma adjustments included in the unaudited pro forma combined statements of operations are as follows:

d)             To recognize an increase in rent expense as a result of adjusting the historical straight-line expense to reflect a new reporting basis and revision of the straight-line rent expense. This resulted in an increase in rent expense of approximately $1.9 million and approximately $0.5 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.

e)              To recognize the change in useful life of Concentra trademarks from a finite life asset to an indefinite life asset. We adjusted Concentra’s historical results to exclude amortization expense of approximately $4.2 million and approximately $1.1 million for the year ended December 31, 2014, and the three months ended March 31, 2015, respectively.

f)               To recognize interest expense associated with borrowings by us and Concentra that were used to complete the transaction.

•                 We borrowed approximately $217.9 million under Select’s revolving facility at a blended interest rate of approximately 3.9%. This resulted in increased interest expense of approximately $8.5  million and approximately $2.1 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.

•                 Concentra borrowed a total of approximately $700.0  million under the Concentra credit facilities at a blended interest rate of approximately 5.7%. This resulted in increased interest expense of approximately $39.6 million and approximately $9.9 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.

•                 Each eighth point change in interest rates on the variable rate portion of the borrowings by us and Concentra used to complete the transaction would result in a $0.7 million annual approximate change in net income. However, because the variable interest rate for Concentra’s variable rate indebtedness is subject to an Adjusted LIBO Rate floor of 1.00% until the Adjusted LIBO Rate exceeds 1.00%, the interest rate on this indebtedness is as follows:

•      the Concentra first lien term loan is currently effectively fixed at 4.00%.

•      the Concentra second lien term loan is currently effectively fixed at 9.00%.

g)              To adjust income taxes for the effects of combining Concentra’s historical results and pro forma adjustments associated with completing the transaction.

•                 Select’s historical tax rates for the periods presented were applied to the pro forma interest expense adjustments made to Select’s consolidated results to recognize a tax benefit of approximately $3.1 million and approximately $0.8 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.

•                 The estimated statutory income tax rate of 38.5%, which approximates state and federal statutory rates for the periods presented, was applied to historical earnings of the Concentra Business of Humana Inc. and the pro forma adjustments made to Concentra’s combined results. As a result, a tax benefit of approximately $9.3 million and approximately $3.9 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, were recognized. This includes eliminations of the historical recorded income tax expense of $4.3 million and $2.9 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, and eliminations of income tax expense attributable to non- controlling interest of approximately $1.8 million and approximately $0.3 million, for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.

h)             To recognize the net loss attributable to the non-controlling interest (49.9% share) of Concentra, after the pro forma adjustments. The pro forma adjusted net loss for Concentra was approximately $8.0 million and approximately $1.6 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively.